Exhibit 99.1
Talen Energy Reports Full Year 2024 Results, Exceeds 2024 Guidance and Reaffirms 2025 Guidance
Earnings Release Highlights
▪Full year GAAP Net Income (Loss) Attributable to Stockholders of $998 million.
▪Full year Adjusted EBITDA of $770 million and Adjusted Free Cash Flow of $283 million, exceeding the 2024 guidance midpoints.
▪Reaffirming 2025 guidance; 2026 outlook unchanged.
▪Reached reliability-must-run (“RMR”) settlement agreement with PJM and key stakeholders to run Brandon Shores and H.A. Wagner generation facilities through May 31, 2029.
▪Repurchased approximately 13 million shares in 2024 (22% of total outstanding shares).
HOUSTON, February 27, 2025 – Talen Energy Corporation (“Talen,” the “Company,” “we,” or “our”) (NASDAQ: TLN), an independent power producer dedicated to powering the future, today reported its full year 2024 financial and operating results.
“Talen had an exciting year focused on unlocking value from existing assets. Our fleet ran well this year, earning $770 million of Adjusted EBITDA and $283 million of Adjusted Free Cash Flow. We sold our data center campus to AWS and announced a major agreement providing power directly to them, making Talen the first power company to do so. We are actively executing under this arrangement and pursuing commercial and regulatory solutions for the Susquehanna ISA amendment,” said Talen President and Chief Executive Officer Mac McFarland.
“We sold our ERCOT assets earlier in the year, realizing significant value that was largely returned to our shareholders, and in Q4, we reached a settlement with PJM and other stakeholders to continue running our Brandon Shores and H.A. Wagner generation facilities through May 2029, supporting grid reliability in Maryland.” McFarland continued. “We have simplified our capital structure and prioritized shareholder returns, repurchasing 22% of our outstanding shares this year. We remain focused on maximizing value and cash flow per share.”
Summary of Financial and Operating Results (Unaudited)

(Millions of Dollars)	Year Ended December 31, 2024
GAAP Net Income (Loss) Attributable to Stockholders	$998
Adjusted EBITDA	770
Adjusted Free Cash Flow	283

	Year Ended December 31, 2024	Year Ended December 31, 2023
Total Generation (TWh) (a)	36.3	32.5
Carbon-Free Generation	50%	55%
OSHA TRIR b)	0.34	0.58
Fleet EFOF (c)	2.2%	5.5%
__________________
(a)Total generation is net of station use consumption, where applicable, includes volumes produced by Susquehanna in support of Nautilus operations and includes generation from ERCOT assets through April 2024.
(b)OSHA Total Recordable Incident Rate (“OSHA TRIR”) is the number of recordable incidents x 200,000 / total number of manhours worked. Only includes Talen-operated generation facilities (i.e., excludes Conemaugh and Keystone).
(c)Fleet Equivalent Forced Outage Factor (“Fleet EFOF”) is the percentage of a given period in which a generating unit is not available due to forced outages and forced de-rates. Represents all generation facilities, including our portion of partially-owned facilities.

For the year ended December 31, 2024, we reported GAAP Net Income (Loss) Attributable to Stockholders of $998 million, Adjusted EBITDA of $770 million and Adjusted Free Cash Flow of $283 million. 2024 Adjusted EBITDA and Adjusted Free Cash Flow exceeded the 2024 guidance midpoints of $765 million and $275 million, respectively.
Given the impacts of fresh start accounting and the implementation of the plan of reorganization in the second quarter 2023, our full year 2024 results are not comparable to 2023.
Full year 2024 results were supported by strong operational performance across the generation fleet, the benefits from hedging activities, the impact of the Nuclear PTC, and disciplined cost management, despite the absence of earnings from the ERCOT generation portfolio that was sold in May 2024.
Our generation fleet continued to run reliably and safely, with a Fleet EFOF of 2.2% and an OSHA TRIR of 0.34. Total generation was 36.3 TWh, with 50% contributed from carbon-free nuclear generation at our Susquehanna nuclear facility. Also, our PJM gas-fired assets were dispatched more frequently during times of peak load than they were in 2023.

Reaffirming 2025 Guidance; 2026 Outlook Unchanged

(Millions of Dollars)	Range
2025E Adjusted EBITDA	$925 – $1,175
2025E Adjusted Free Cash Flow	$395 – $595

(Millions of Dollars)	Range
2026E Adjusted EBITDA	$1,130 – $1,530
2026E Adjusted Free Cash Flow	$535 – $895
RMR Arrangements
In December 2024, we reached an agreement with PJM, FERC staff, Maryland PSC and public utilities on the terms of RMR arrangements for our Brandon Shores and H.A. Wagner generation facilities. On January 27, 2025, we filed with FERC the resulting Joint Offers of Settlement regarding both facilities’ RMR Continuing Operations Rates Schedules, and they remain subject to FERC approval. If approved, the proposed RMR arrangements will extend the operating life of these facilities through May 31, 2029, or until such time as the necessary transmission upgrades are placed into service. Beginning June 1, 2025, we expect to receive $145 million annually for Brandon Shores and $35 million for H.A. Wagner with some performance incentives. Additionally, we expect to receive reimbursement for variable costs and approved project investments.
Update on Share Repurchase Program
Since the start of 2024, we have repurchased approximately 22% of our outstanding shares for a total of $1.95 billion, with $1.1 billion of remaining share repurchase program capacity through year-end 2026. During the fourth quarter 2024, we repurchased approximately 5 million shares of stock from our largest shareholder. All share repurchase amounts are excluding transaction costs.
Balance Sheet and Liquidity
We are focused on maintaining net leverage below our target of 3.5x net debt-to-Adjusted EBITDA, along with ample liquidity. As of February 21, 2025, we had total available liquidity of approximately $1.2 billion, comprised of $474 million of unrestricted cash and $700 million of available capacity under the revolving credit facility. Our current net leverage ratio, utilizing the 2024 Adjusted EBITDA and net debt balance as of February 21, 2025, is approximately 3.3x.

Update on Hedging Activities
As of December 31, 2024, including the impact of the Nuclear PTC, we had hedged approximately 89% of our expected generation volumes for 2025 and 33% for 2026. The Company’s hedging program is a key component of our comprehensive risk policy and supports the objective of increasing cash flow stability while maintaining upside optionality.
As an update on nuclear fuel supply activities, the nuclear fuel cycle is fully contracted through the 2027 fuel load, almost entirely contracted through 2028, and over 70% contracted through 2029. These percentages are based on total nuclear fuel costs across all phases and assume current market pricing for the portion not yet under contract.
Earnings Call
The Company will hold an earnings call on Thursday, February 27, 2025, at 4:30 p.m. EST (3:30 p.m. CST). To listen to the earnings call, please register in advance for the webcast here. For participants joining the call via phone, please register here prior to the start time to receive dial-in information. For those unable to participate in the live event, a digital replay of the earnings call will be archived for approximately one year and available on Talen's Investor Relations website at https://ir.talenenergy.com/news-events/events.
About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 10.7 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic and Montana. Our team is committed to generating power safely and reliably and delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to capture this significant growth opportunity, as data centers serving artificial intelligence increasingly demand more reliable, clean power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Ellen Liu
Senior Director, Investor Relations
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com
Forward Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources and accounting matters. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations, and are subject to numerous factors that present considerable risks and uncertainties.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
(Millions of Dollars, except share data)	Year Ended December 31, 2024	May 18 through December 31, 2023	January 1 through May 17, 2023
Capacity revenues	$192	$133	$108
Energy and other revenues	1,881	1,156	1,042
Unrealized gain (loss) on derivative instruments	42	55	60
Operating Revenues	2,115	1,344	1,210

Fuel and energy purchases	(694)	(424)	(176)
Nuclear fuel amortization	(123)	(108)	(33)
Unrealized gain (loss) on derivative instruments	20	(3)	(123)
Energy Expenses	(797)	(535)	(332)

Operating Expenses
Operation, maintenance and development	(592)	(358)	(285)
General and administrative	(163)	(93)	(51)
Depreciation, amortization and accretion	(298)	(165)	(200)
Impairments	(1)	(3)	(381)
Other operating income (expense), net	(38)	(30)	(37)
Operating Income (Loss)	226	160	(76)
Nuclear decommissioning trust funds gain (loss), net	178	108	57
Interest expense and other finance charges	(238)	(176)	(163)
Reorganization income (expense), net	—	—	799
Gain (loss) on sale of assets, net	884	7	50
Other non-operating income (expense), net	61	95	10
Income (Loss) Before Income Taxes	1,111	194	677
Income tax benefit (expense)	(98)	(51)	(212)
Net Income (Loss)	1,013	143	465
Less: Net income (loss) attributable to noncontrolling interest	15	9	(14)
Net Income (Loss) Attributable to Stockholders (Successor) / Member (Predecessor)	$998	$134	$479
Per Common Share (Successor)
Net Income (Loss) Attributable to Stockholders - Basic	$18.40	$2.27	N/A
Net Income (Loss) Attributable to Stockholders - Diluted	$17.67	$2.26	N/A
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	54,254	59,029	N/A
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	56,486	59,399	N/A

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor
(Millions of Dollars, except share data)	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$328	$400
Restricted cash and cash equivalents	37	501
Accounts receivable	123	137
Inventory, net	302	375
Derivative instruments	66	89
Other current assets	184	52
Total current assets	1,040	1,554
Property, plant and equipment, net	3,154	3,839
Nuclear decommissioning trust funds	1,724	1,575
Derivative instruments	5	6
Other noncurrent assets	183	147
Total Assets	$6,106	$7,121

Liabilities and Equity
Long-term debt, due within one year	$17	$9
Accrued interest	18	32
Accounts payable and other accrued liabilities	266	344
Derivative instruments	—	32
Other current liabilities	154	69
Total current liabilities	455	486
Long-term debt	2,987	2,811
Derivative instruments	7	11
Postretirement benefit obligations	305	368
Asset retirement obligations and accrued environmental costs	468	469
Deferred income taxes	362	407
Other noncurrent liabilities	135	35
Total Liabilities	$4,719	$4,587
Commitments and Contingencies

Stockholders' Equity
Common stock ($0.001 par value 350,000,000 shares authorized) (a)	$—	$—
Additional paid-in capital	1,725	2,346
Accumulated retained earnings (deficit)	(326)	134
Accumulated other comprehensive income (loss)	(12)	(23)
Total Stockholders' Equity	1,387	2,457
Noncontrolling interests	—	77
Total Equity	1,387	2,534
Total Liabilities and Equity	$6,106	$7,121
__________________
(a)45,961,910 and 59,028,843 shares issued and outstanding as of December 31, 2024 (Successor) and December 31, 2023 (Successor), respectively.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(Millions of Dollars)	Year Ended December 31, 2024	May 18 through December 31, 2023	January 1 through May 17, 2023
Operating Activities
Net income (loss)	$1,013	$143	$465
Non-cash reconciliation adjustments:
(Gain) loss on AWS Data Campus Sale and ERCOT Sale	(886)	—	—
Depreciation, amortization and accretion	285	157	208
NDT funds (gain) loss, net (excluding interest and fees)	(130)	(78)	(43)
Nuclear fuel amortization	123	108	33
Unrealized (gains) losses on derivative instruments	(69)	(40)	65
Deferred income taxes	(46)	55	195
Impairments	1	3	381
(Gain) loss on sales of assets, net	—	(7)	(50)
Reorganization (income) expense, net	—	—	(933)
Other	(26)	7	7
Changes in assets and liabilities:
Inventory, net	67	(68)	10
Accounts receivable	14	8	261
Other assets	(61)	147	98
Accounts payable and accrued liabilities	(69)	(49)	(69)
Accrued interest	(15)	28	(124)
Other liabilities	55	(12)	(42)
Net cash provided by (used in) operating activities	256	402	462
Investing Activities
NDT funds investment purchases	(2,295)	(1,290)	(959)
NDT funds investment sale proceeds	2,263	1,265	949
Proceeds from AWS Data Campus Sale and ERCOT Sale	1,398	—	—
Nuclear fuel expenditures	(104)	(45)	(49)
Property, plant and equipment expenditures	(85)	(116)	(138)
Equity investments in affiliates	(10)	(5)	(8)
Proceeds from the sale of assets	2	8	46
Other investing activities	2	12	2
Net cash provided by (used in) investing activities	1,171	(171)	(157)

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
(Millions of Dollars)	Year Ended December 31, 2024	May 18 through December 31, 2023	January 1 through May 17, 2023
Financing Activities
Share repurchases	(1,958)	—	—
TES debt issuance	849	—	—
TES debt repayments	(479)	—	—
Cumulus Digital TLF repayment	(182)	(15)	—
Repurchase of noncontrolling interest	(125)	(19)	—
Cash settlement of restricted stock units	(32)	—	—
Exercise or repurchase of warrants	(16)	(40)	—
Deferred financing costs	(13)	(7)	(74)
LMBE-MC TLB payments	—	(294)	(7)
TLB-1 proceeds, net	—	288	—
Repayment of prepetition secured indebtedness	—	—	(3,898)
Financing proceeds at Emergence, net of discount	—	—	2,219
Contributions from member	—	—	1,393
Payment of make-whole premiums on prepetition secured indebtedness	—	—	(152)
Derivatives with financing elements	—	—	(20)
Other	(7)	3	—
Net cash provided by (used in) financing activities	(1,963)	(84)	(539)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash and Cash Equivalents	(536)	147	(234)
Beginning of period cash and cash equivalents and restricted cash and cash equivalents	901	754	988
End of period cash and cash equivalents and restricted cash and cash equivalents	$365	$901	$754

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Free Cash flow, which we use as measures of our performance and liquidity, are not financial measures prepared under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined and calculated differently by, and not be comparable to, similarly titled measures used by other companies. Non-GAAP measures are not intended to replace the most comparable GAAP measures as indicators of performance. Generally, a non-GAAP financial measures is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Management cautions readers not to place undue reliance on the following non-GAAP financial measures, but to also consider them along with their most directly comparable GAAP financial measures. Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.
Adjusted EBITDA
We use Adjusted EBITDA to: (i) assist in comparing operating performance and readily view operating trends on a consistent basis from period to period without certain items that may distort financial results; (ii) plan and forecast overall expectations and evaluate actual results against such expectations; (iii) communicate with our Board of Directors, shareholders, creditors, analysts, and the broader financial community concerning our financial performance; (iv) set performance metrics for our annual short-term incentive compensation; and (v) assess compliance with our indebtedness.
Adjusted EBITDA is computed as net income (loss) adjusted, among other things, for certain: (i) nonrecurring charges; (ii) non-recurring gains; (iii) non-cash and other items; (iv) unusual market events; (v) any depreciation, amortization, or accretion; (vi) mark-to-market gains or losses; (vii) gains and losses on the nuclear facility decommissioning trust (“NDT”); (viii) gains and losses on asset sales, dispositions, and asset retirement; (ix) impairments, obsolescence, and net realizable value charges; (x) interest expense; (xi) income taxes; (xii) legal settlements, liquidated damages, and contractual terminations; (xiii) development expenses; (xiv) noncontrolling interests, except where otherwise noted; and (xv) other adjustments. Such adjustments are computed consistently with the provisions of our indebtedness to the extent that they can be derived from the financial records of the business. Pursuant to TES’s debt agreements, Cumulus Digital contributes to Adjusted EBITDA beginning in the first quarter 2024, following termination of the Cumulus Digital credit facility and associated cash flow sweep.
Additionally, we believe investors commonly adjust net income (loss) information to eliminate the effect of nonrecurring restructuring expenses and other non-cash charges, which can vary widely from company to company and from period to period and impair comparability. We believe Adjusted EBITDA is useful to investors and other users of our financial statements to evaluate our operating performance because it provides an additional tool to compare business performance across companies and between periods. Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items described above. These adjustments can vary substantially from company to company and period to period depending upon accounting policies, book value of assets, capital structure, and the method by which assets were acquired.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is utilized by our chief operating decision makers to evaluate cash flow activities. Adjusted Free Cash Flow is computed as Adjusted EBITDA reduced by capital expenditures (including nuclear fuel but excluding development, growth, and (or) conversion capital expenditures), cash payments for interest and finance charges, cash payments for taxes (excluding income taxes paid from the NDT, taxes paid or deductions taken as a result of strategic asset sales, and benefits of the Nuclear PTC utilized to reduce taxes paid), and pension contributions.
We believe Adjusted Free Cash Flow is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to determine a company’s ability to meet future obligations and to compare business performance across companies and across periods. Adjusted Free Cash Flow is widely used by investors to measure a company’s levered cash flow without regard to items such as ARO settlements; nonrecurring development, growth and conversion expenditures; and cash proceeds or payments for the sale or purchase of assets, which can vary substantially from company to company and from period to period depending upon accounting methods, book value of assets, capital structure, and the method by which assets were acquired.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation
The following table presents a reconciliation of the GAAP financial measures of “Net Income (Loss)” presented on the Consolidated Statements of Operations to the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow:

	Successor		Predecessor
(Millions of Dollars)	Year Ended December 31, 2024	May 18 through December 31, 2023	January 1 through May 17, 2023
Net Income (Loss)	$1,013	$143	$465
Adjustments
Interest expense and other finance charges	238	176	163
Income tax (benefit) expense	98	51	212
Depreciation, amortization and accretion	298	165	200
Nuclear fuel amortization	123	108	33
Reorganization (gain) loss, net (a)	—	—	(799)
Unrealized (gain) loss on commodity derivative contracts	(62)	(52)	63
Nuclear decommissioning trust funds (gain) loss, net	(178)	(108)	(57)
Stock-based compensation expense	33	19	—
Long-term incentive compensation expense	21	2	—
(Gain) loss on asset sales, net (b)	(884)	(7)	(50)
Non-cash impairments (c)	1	3	381
Legal settlements and litigation costs (d)	(10)	(84)	1
Unusual market events (d)	(1)	(19)	14
Net periodic defined benefit cost	14	2	(3)
Operational and other restructuring activities (e) (f)	76	48	17
Development expenses	1	7	10
Non-cash inventory net realizable value, obsolescence, and other charges (g)	20	4	56
Noncontrolling interest	(21)	(42)	(14)
Other	(10)	10	3
Total Adjusted EBITDA	$770	$426	$695

Capital expenditures, net	(177)	(112)	(96)
Interest and finance charge payments	(252)	(132)	(173)
Tax payments	(4)	(5)	(5)
Pension contributions	(54)	(8)	(3)
Total Adjusted Free Cash Flow	$283	$169	$418
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(a)See Note 4 to the FY 2024 Financial Statements for additional information.
(b)See Note 20 to the FY 2024 Financial Statements for additional information.
(c)See Note 10 to the FY 2024 Financial Statements for additional information.
(d)See Note 12 to the FY 2024 Financial Statements for additional information.
(e)The year ended December 31, 2024 (Successor) primarily includes the effects of nonrecurring ERCOT hedge settlements that occurred after the ERCOT Sale and severance payments associated with cost reduction initiatives.
(f)The periods from May 18 through December 31, 2023 (Successor) and from January 1 through May 17, 2023 (Predecessor) include the effects of nonrecurring costs associated with exit from the Restructuring, severance costs associated with cost reduction initiatives, and nonrecurring post-Restructuring strategic initiative costs.
(g)See Note 8 to the FY 2024 Financial Statements for additional information.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation: 2025 Guidance

	2025E
(Millions of dollars)	Low	High
Net Income (Loss)	$155	$375

Adjustments
Interest expense and other finance charges	235	245
Income tax (benefit) expense	60	80
Depreciation, amortization and accretion	295	295
Nuclear fuel amortization	105	105
Unrealized (gain) loss on commodity derivative contracts	75	75
Adjusted EBITDA	$925	$1,175

Capital expenditures, net	$(195)	$(205)
Interest and finance charge payments	(215)	(225)
Tax payments	(50)	(70)
Pension contributions	(70)	(80)
Adjusted Free Cash Flow	$395	$595
_______________
Note: Figures are rounded to the nearest $5 million.